Exhibit 99.1

FirstEnergy Corp.	For Release: April 22, 2021
76 South Main Street
Akron, Ohio 44308
www.firstenergycorp.com

News Media Contact:	Investor Contact:
Tricia Ingraham	Irene Prezelj
(330) 384-5247	(330) 384-3859

FirstEnergy Announces First Quarter 2021 Financial Results
Affirms Guidance, Provides Second Quarter 2021 Guidance

Akron, Ohio – FirstEnergy Corp. (NYSE: FE) today reported first quarter 2021 GAAP earnings of $335 million, or $0.62 per basic and diluted share of common stock, on revenue of $2.7 billion. In the first quarter of 2020, the company reported GAAP earnings of $74 million, or $0.14 cents per basic and diluted share of common stock, on revenue of $2.7 billion. Results for both periods include the impact of special items listed below.

Operating (non-GAAP) earnings* for the first quarter of 2021 were $0.69 per share, $0.02 per share above the midpoint of the company’s quarterly earnings guidance. In the first quarter of 2020, operating (non-GAAP) earnings were $0.66 per share.

“Our solid first quarter results reflect the continued success of our strategies to modernize and enhance our distribution and transmission systems for the benefit of our customers and communities,” said Steven E. Strah, FirstEnergy president and chief executive officer. “We are focused on unlocking opportunities to enhance our company for the benefit of all stakeholders. This includes executing FE Forward, our transformational effort to capitalize on our potential, deliver long-term value, and achieve near-term financial flexibility.”

For the second quarter of 2021, FirstEnergy is providing a GAAP and operating (non-GAAP) earnings forecast range of $260 million to $315 million, or $0.48 to $0.58 per share based on 544 million shares outstanding.

In addition, FirstEnergy is updating its full-year 2021 GAAP earnings forecast range to $1,270 million to $1,380 million, or $2.33 to $2.53 per share based on 544 million shares outstanding. The company is affirming its full-year 2021 operating (non-GAAP) earnings guidance of $2.40 to $2.60 per share.

First Quarter Results

In FirstEnergy’s Regulated Distribution business, first quarter 2021 operating results increased due to higher residential usage, including a positive impact from weather compared to the same period of 2020, benefits from investment-related riders, and the implementation of the base distribution rate case in New Jersey, partially offset by the absence of Ohio decoupling and lost distribution revenues.

Total distribution deliveries increased 3.2% compared to the first quarter of 2020. Residential sales increased 12.8%, driven by a 14% increase in heating degree days compared to the first quarter of 2020, as well as the continued impact of customers spending more time at home. Commercial deliveries decreased 3.0%, while sales to industrial customers decreased 2.1%.

In the Regulated Transmission business, first quarter 2021 operating results decreased due to higher net financing costs associated with higher short-term borrowings, partially offset by the impact of transmission investments associated with the company’s ongoing Energizing the Future transmission program.

In Corporate/Other, lower operating expenses were offset by higher interest and higher pension and other post-employment benefit expenses.

Consolidated GAAP Earnings Per Share (EPS) to Operating (Non-GAAP) EPS* Reconciliation
	First Quarter		2021 Estimates
	2021	2020	Second Quarter	Full Year
Net Income (GAAP) - $M	$335	$74	$260 - $315	$1,270 - $1,380
Basic EPS (GAAP)	$0.62	$0.14	$0.48 - $0.58	$2.33 - $2.53
Excluding Special Items*:
Mark-to-market adjustments –
Pension/OPEB actuarial assumptions	—	0.59	—	—
Regulatory charges	0.04	0.01	—	0.04
Investigation and other related costs	0.03	—	—	0.03
Exit of generation credits	—	(0.08)	—	—
Total Special Items*	0.07	0.52	—	0.07
Operating EPS (Non-GAAP)	$0.69	$0.66	$0.48 - $0.58	$2.40 - $2.60

Per share amounts for the special items above are based on the after-tax effect of each item divided by the number of shares outstanding for the period. The current and deferred income tax effect was calculated by applying the subsidiaries' statutory tax rate to the pre-tax amount if deductible/taxable. The income tax rates range from 21% to 29%. Basic EPS (GAAP) and Operating EPS (Non-GAAP) is based on 543 million and 541 million shares for the First Quarters of 2021 and 2020, respectively, and 544 million shares for the Second Quarter and Full Year 2021.

Non-GAAP financial measures
* Operating earnings (loss) excludes “special items” as described below, and is a non-GAAP financial measure. Special items represent charges incurred or benefits realized that management believes are not indicative of, or may obscure trends useful in evaluating the Company’s ongoing core activities and results of operations or otherwise warrant separate classification. Special items are not necessarily non-recurring. Management uses Operating earnings (loss) and Operating earnings (loss) per share to evaluate the Company’s performance and manage its operations and frequently references these non-GAAP financial measures in its decision making, using them to facilitate historical and ongoing performance comparisons. Additionally, management uses Operating earnings (loss) per share by segment to further evaluate the Company's performance by segment and references this non-GAAP financial measure in its decision making. Operating earnings (loss) per share and Operating earnings (loss) per share for each segment is calculated by dividing Operating earnings (loss), which excludes special items as discussed herein, for the periods presented by the number of shares outstanding. Basic EPS (GAAP) and Operating EPS (Non-GAAP) is based on 543 million shares in the first quarter of 2021, 541 million shares for the first quarter of 2020, and 544 million shares for the second quarter and full year of 2021. Management believes that the non-GAAP financial measures of Operating earnings (loss) and Operating earnings (loss) per share and Operating earnings (loss) per share by segment provide consistent and comparable measures of performance of its businesses on an ongoing basis. Management also believes that such measures are useful to shareholders and other interested parties to understand performance trends and evaluate the Company against its peer group by presenting period-over-period operating results without the effect of certain charges or benefits that may not be consistent or comparable across periods or across the Company’s peer group. Generally, a non-GAAP financial measure is a numerical measure of a company's historical or future financial performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with accounting principles generally accepted in the United States (GAAP). These non-GAAP financial measures are intended to complement, and are not considered as alternatives to, the most directly comparable GAAP financial measures. Also, the non-GAAP financial measures may not be comparable to similarly titled measures used by other entities. Pursuant to the requirements of Regulation G, FirstEnergy has provided, where possible without unreasonable effort, quantitative reconciliations within this presentation of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

Investor Materials and Teleconference

FirstEnergy’s Strategic and Financial Highlights and Investor Factbook are posted on the company’s Investor Information website – www.firstenergycorp.com/ir. To access the report, click on the First Quarter 2021 Financial Results link.

The company invites investors, customers and other interested parties to listen to a live webcast of its teleconference for financial analysts and view presentation slides at 10:00 a.m. EDT tomorrow. FirstEnergy management will present an overview of the company’s financial results, followed by a question-and-answer session. The teleconference and presentation can be accessed on the website by selecting the First Quarter 2021 Earnings Webcast link. The webcast and presentation will be archived on the website.

FirstEnergy is dedicated to integrity, safety, reliability and operational excellence. Its 10 electric distribution companies form one of the nation's largest investor-owned electric systems, serving customers in Ohio, Pennsylvania, New Jersey, West Virginia, Maryland and New York. The company's transmission subsidiaries operate approximately 24,000 miles of transmission lines that connect the Midwest and Mid-Atlantic regions. Follow FirstEnergy on Twitter @FirstEnergyCorp or online at www.firstenergycorp.com.

Forward-Looking Statements: This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 based on information currently available to management. Such statements are subject to certain risks and uncertainties and readers are cautioned not to place undue reliance on these forward-looking statements. These statements include declarations regarding management’s intents, beliefs and current expectations. These statements typically contain, but are not limited to, the terms “anticipate,” “potential,” “expect,” “forecast,” “target,” “will,” “intend,” “believe,” “project,” “estimate,” “plan” and similar words. Forward-looking statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements, which may include the following: the effectiveness of our ongoing discussions with the U.S. Attorney’s Office of the S.D. Ohio to resolve its investigation with respect to us; the results of the internal investigation and evaluation of our controls framework and remediation of our material weakness in internal control over financial reporting; the risks and uncertainties associated with government investigations regarding Ohio House Bill 6 and related matters including potential adverse impacts on federal or state regulatory matters including, but not limited to, matters relating to rates; the potential of non-compliance with debt covenants in our credit facilities due to matters associated with the government investigations regarding Ohio House Bill 6 and related matters; the risks and uncertainties associated with litigation, arbitration, mediation and similar proceedings; legislative and regulatory developments, including, but not limited to, matters related to rates, compliance and enforcement activity; the ability to accomplish or realize anticipated benefits from strategic and financial goals, including, but not limited to, maintaining financial flexibility, overcoming current uncertainties and challenges associated with the ongoing government investigations, executing our transmission and distribution investment plans, greenhouse gas reduction goals, controlling costs, improving our credit metrics, strengthening our balance sheet and growing earnings; economic and weather conditions affecting future operating results, such as a recession, significant weather events and other natural disasters, and associated regulatory events or actions in response to such conditions; mitigating exposure for remedial activities associated with retired and formerly owned electric generation assets; the ability to access the public securities and other capital and credit markets in accordance with our financial plans, the cost of such capital and overall condition of the capital and credit markets affecting us, including the increasing number of financial institutions evaluating the impact of climate change on their investment decisions; the extent and duration of COVID-19 and the impacts to our business, operations and financial condition resulting from the outbreak of COVID-19 including, but not limited to, disruption of businesses in our territories, volatile capital and credit markets, legislative and regulatory actions, including the vaccine’s efficacy and the effectiveness of its distribution; the effectiveness of our pandemic and business continuity plans, the precautionary measures we are taking on behalf of our customers, contractors and employees, our customers’ ability to make their utility payment and the potential for supply-chain disruptions; actions that may be taken by credit rating agencies that could negatively affect either our access to or terms of financing or our financial condition and liquidity; changes in assumptions regarding economic conditions within our territories, the reliability of our transmission and distribution system, or the availability of capital or other resources supporting identified transmission and distribution investment opportunities; changes in customers’ demand for power, including, but not limited to, the impact of climate change or energy efficiency and peak demand reduction mandates; changes in national and regional economic conditions affecting us and/or our major industrial and commercial customers or others with which we do business; the risks associated with cyber-attacks and other disruptions to our information technology system, which may compromise our operations, and data security breaches of sensitive data, intellectual property and proprietary or personally identifiable information; the ability to comply with applicable reliability standards and energy efficiency and peak demand reduction mandates; changes to environmental laws and regulations, including, but not limited to, those related to climate change; changing market conditions affecting the measurement of certain liabilities and the value of assets held in our pension trusts and other trust funds, or causing us to make contributions sooner, or in amounts that are larger, than currently anticipated; labor disruptions by our unionized workforce; changes to significant accounting policies; any changes in tax laws or regulations, or adverse tax audit results or rulings; and the risks and other factors discussed from time to time in our SEC filings. Dividends declared from time to time on FirstEnergy Corp.’s common stock during any period may in the aggregate vary from prior periods due to circumstances considered by FirstEnergy Corp.’s Board of Directors at the time of the actual declarations. A security rating is not a recommendation to buy or hold securities and is subject to revision or withdrawal at any time by the assigning rating agency. Each rating should be evaluated independently of any other rating. These forward-looking statements are also qualified by, and should be read together with, the risk factors included in FirstEnergy Corp.’s filings with the SEC, including but not limited to the most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. The foregoing review of factors also should not be construed as exhaustive. New factors emerge from time to time, and it is not possible for management to predict all such factors, nor assess the impact of any such factor on FirstEnergy Corp.’s business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statements. FirstEnergy Corp. expressly disclaims any obligation to update or revise, except as required by law, any forward-looking statements contained herein or in the information incorporated by reference as a result of new information, future events or otherwise.

(042221)